Exhibit 99.1
OXiGENE Reports Second Quarter Financial Results and Provides Progress Update
WALTHAM, Mass. — July 25, 2007— OXiGENE, Inc. (NASDAQ: OXGN, XSSE: OXGN), a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, today reported financial results for the quarter ended June 30, 2007 and provided an update on its oncology and ophthalmology drug development programs.
Dr. Richard Chin, President and Chief Executive Officer of OXiGENE, commented that, “We have made great strides in the second quarter, including entering into a Special Protocol Assessment (SPA) agreement with the Food and Drug Administration. This is a major milestone for OXiGENE, and we believe it significantly enhances the prospects for approval based on the ongoing pivotal registration study for ZYBRESTAT™ in anaplastic thyroid cancer. In addition, we executed very well against tight timelines and initiated the pivotal registration study, with site initiation and initial patient recruitment and screening underway less than 6 weeks after receiving the SPA.”
Accomplishments for Q2 2007
The Company indicated that it achieved a number of important milestones during the quarter:
Clinical
Oncology:

•	Formally agreed to a Special Protocol Assessment with the U.S. Food and Drug Administration for a pivotal registration study of ZYBRESTAT in anaplastic thyroid cancer.

•	At the June 2007 American Society of Clinical Oncology (ASCO) annual meeting, reported data from a Phase II study of ZYBRESTAT in combination with paclitaxel and carboplatin in patients with advanced imageable malignancies. This triple-drug combination was well-tolerated and demonstrated both anti-tumor activity, as determined by RECIST criteria, as well as significant reductions in tumor blood-flow as assessed by DCE-MRI imaging.

•	At the ASCO meeting, reported initial results from a Phase I dose-escalating study of OXi4503, our novel, dual-mechanism, vascular disrupting agent (VDA). These interim results demonstrated that OXi4503 is well-tolerated with no dose-limiting toxicities observed at any dose tested to date, and that the drug appears to have biological activity, as evidenced by reductions in tumor blood-flow as measured by PET and DCE-MRI imaging.

Ophthalmology:

•	At the May 2007 Association for Research in Vision and Ophthalmology (ARVO) annual meeting, presented positive results from a Phase II study of ZYBRESTAT in patients with myopic macular degeneration. The Company believes that these positive results provide initial human proof-of-concept for ZYBRESTAT in macular degeneration and other eye diseases, and also provide support for developing a convenient and patient-friendly topical ophthalmology formulation of the drug.
In addition, on July 9, the Company announced the initiation of the ZYBRESTAT pivotal registration study.
Corporate
•	Added two new Directors with relevant business, health care and medical / regulatory experience to OXiGENE’s Board of Directors.

Financial Results
The net loss for the three months ended June 30, 2007 was $5.4 million, or $0.19 per share, compared with a net loss of $5.0 million, or $0.18 per share, in the second quarter of 2006. For the six-month period ended June 30, 2007, the net loss was $9.3 million, or $0.33 per share, compared to a net loss of $8.3 million, or $0.30 per share, for the comparable period in 2006.
At June 30, 2007, OXiGENE had cash, cash equivalents and marketable securities of approximately $38.0 million compared with approximately $45.8 million at December 31, 2006. Cash utilization from operations for the first six months of 2007 was approximately $7.3 million.
Clinical Update — ZYBRESTAT
Oncology:
Anaplastic Thyroid Cancer (ATC)
ZYBRESTAT Pivotal Registration Study Initiated
The Company announced on May 31 that it had reached agreement with the FDA on a Special Protocol Assessment for its planned pivotal registration study with ZYBRESTAT in anaplastic thyroid cancer. Subsequent to the end of the second quarter, the Company announced initiation of this study, which is expected to enroll approximately 180 patients with ATC. Two-thirds of the patients will receive intravenous ZYBRESTAT plus carboplatin and paclitaxel, and the other third will receive carboplatin and paclitaxel alone. The primary endpoint will be a statistically significant difference in the overall survival rate between the two treatment arms, as determined by a log-rank analysis of Kaplan-Meier survival curves at times when pre-determined numbers of study events (patient deaths) are reached. The study design incorporates a planned interim analysis for efficacy and safety, which will be overseen by an Independent Data Monitoring Committee. Approximately 40 clinical trial sites worldwide are expected to participate in the study. ZYBRESTAT has been granted Fast Track status by the FDA and Orphan Drug status by both the FDA and the European Agency for the Evaluation of Medicinal Products (EMEA).
Non-small Cell Lung Cancer
Randomized, Controlled Phase II Study of ZYBRESTAT In Combination with Bevacizumab (AVASTIN®) On Track to Begin in Fall 2007.
The Company currently plans to initiate a randomized comparative Phase II study with ZYBRESTAT in combination with the widely utilized anti-angiogenic drug, bevacizumab (AVASTIN) with chemotherapy, in the second half of 2007, contingent on the final results from our ongoing Phase I study with this combination. Scientific support for the combination of ZYBRESTAT and anti-angiogenic drugs comes, in part, from (i) work published by the Company’s collaborators and published in the journal Science in September 2006 (See Science 313, 1785, 2006 and the Company’s press release dated September 21, 2006); and (ii) from data emerging from the ongoing Phase Ib study of ZYBRESTAT and bevacizumab that suggest that this drug combination is safe and well-tolerated. The Company believes that the Phase II study, the design of which is under review by the Company and lung cancer key opinion leaders, will represent the first controlled clinical study of a vascular disrupting agent in combination with an anti-angiogenic agent.
Ovarian Cancer
Initial Data From ZYBRESTAT Phase II Ovarian Cancer Study Expected by Year End
The Company has an ongoing Phase II study of ZYBRESTAT, administered in combination with carboplatin and paclitaxel, in patients with platinum-resistant ovarian cancer. This study is a modified Simon two-stage design, and the primary endpoint is observance of a specific number of durable responses (as determined by RECIST criteria) in the first 18 patients. With achievement of an adequate number of responses in the first stage of the study, the study design provides for an expanded phase to further evaluate efficacy. The Company currently anticipates that initial results from the first stage of this study will be available to report by the end of 2007.

Ophthalmology
Human Proof-of-Concept Established for ZYBRESTAT in Macular Degeneration with Intravenous-Route Formulation; Topical Formulation Development Program Proceeding with IND Anticipated in Q1 2008.
At the May 2007 Association for Research in Vision and Ophthalmology (ARVO) annual meeting, investigators presented data in poster form from a Phase II study of ZYBRESTAT in myopic macular degeneration. All twenty-three patients receiving intravenous-route ZYBRESTAT in this study achieved the primary endpoint, maintenance of vision at 3 months. The Company believes these results demonstrate human proof-of-concept for the application of ZYBRESTAT in age-related macular degeneration and other ophthalmological diseases which are characterized by the presence and development of abnormal vasculature in the eye. Preliminary preclinical data suggest that topical delivery of ZYBRESTAT to the back of the eye is feasible, and the Company is currently working to develop a convenient and patient-friendly topical ophthalmology formulation of ZYBRESTAT suitable for broad use in age-related macular degeneration (AMD), diabetic retinopathy and other eye diseases. Importantly, the Company believes a topical formulation of ZYBRESTAT would be compatible with and complementary to current intravitreal-route, anti-VEGF therapies and has the potential to deliver substantial clinical benefits to patients by (i) prolonging the interval between administration of anti-VEGF drugs via intravitreal injections; and (ii) providing a prophylactic treatment alternative for certain AMD patients who may not be candidates for treatment of intravitreal-route anti-VEGF drugs yet are at risk for loss of vision. OXiGENE expects to report preclinical biodistribution and pharmacokinetic data for a potential topical formulation of ZYBRESTAT in the second half of 2007, and the Company currently anticipates filing an IND by the first quarter of 2008 for a topical formulation of ZYBRESTAT for use in the treatment of AMD.
AMD is a leading cause of blindness in people over 55 years of age. According to the U.S. National Institute of Health’s National Eye Institute, the disease currently affects approximately 1.5% of the adult population in the U.S. over age 40, or 1.75 million people; this figure is projected to nearly double to 3 million people by the year 2020 as a result of the population aging.
Clinical Update — OXi4503
The Phase I, dose-escalation study of OXi4503, our novel, dual-mechanism, vascular disrupting agent (VDA), continues. Interim results reported at the June ASCO meeting demonstrated that OXi4503 is well-tolerated, with no dose-limiting toxicities observed to date in the study. Observed reductions in tumor blood-flow, as measured by PET and DCE-MRI imaging, provide evidence of biological activity, and escalation to higher doses will continue, per the protocol, until a maximum tolerated dose is identified. In collaboration with investigators and clinical / scientific advisors, the Company is developing a protocol to evaluate OXi4503 in combination with bevacizumab in solid tumor patients. The Company anticipates that this study will be an open-label, dose escalation study with a two-arm dose expansion phase to assess the safety, tolerability, biological and anti-tumor activity of the combination in subjects with advanced solid tumors.
Planned Events for second half of 2007
•	Initiate a Phase II study of ZYBRESTAT in combination with bevacizumab in non-small cell lung cancer and chemotherapy.

•	Announce initial results from our ongoing Phase I dose-escalation study of OXi4503 in patients with advanced solid tumors.

•	Announce initial results from our ongoing Phase Ib study of ZYBRESTAT in combination with bevacizumab in patients with advanced solid tumors.

•	Announce initial data from the first stage of Phase II study of ZYBRESTAT in ovarian cancer.

•	Announce preclinical biodistribution and pharmacokinetic data for a topical ophthalmological formulation of ZYBRESTAT in 2007.
Planned Events for first half of 2008
•	Initiate Phase I study with ZYBRESTAT for age-related macular degeneration by early 2008.

About OXiGENE, Inc.
OXiGENE is a clinical-stage biotechnology company developing novel small-molecule therapeutics to treat cancer and eye diseases. The Company’s major focus is the clinical advancement of drug candidates that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property position and therapeutic development expertise to bring life saving and enhancing medicines to patients.
Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, including with respect to the timing and results of its clinical trials involving ZYBRESTAT and OXi4503, may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE’s reports to the Securities and Exchange Commission, including OXiGENE’s Form 10-Q, 8-K and 10-K reports. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for a description of these risks.

OXiGENE, Inc.
Condensed Balance Sheets
(All amounts in 000’s)
(Unaudited)

	June 30,	December 31,
	2007	2006
Assets

Cash, cash equivalents and marketable securities	$38,042	$45,839
Licensing agreement	727	777
Other assets	1,886	1,026

Total assets	$40,655	$47,642

Liabilities and stockholders’ equity

Accounts payable and accrued liabilities	$5,447	$4,222
Total stockholders’ equity	35,208	43,420

Total liabilities and stockholders’ equity	$40,655	$47,642

OXiGENE, Inc.
Condensed Statements of Operations
(All amounts in 000’s except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006

License revenue	$7	$—	$7	$—

Costs and expenses:

Research and development	3,502	3,275	5,891	5,596
General and administrative	2,380	2,337	4,504	3,958

Total costs and expenses:	5,882	5,612	10,395	9,554

Operating loss	(5,875)	(5,612)	(10,388)	(9,554)

Investment income	523	639	1,094	1,250
Other (expense) income, net	(17)	(22)	(24)	(28)

Net loss	$(5,369)	$(4,995)	$(9,318)	$(8,332)

Basic and diluted net loss per common share	$(0.19)	$(0.18)	$(0.33)	$(0.30)

Weighted average number of common shares outstanding	27,875	27,519	27,875	27,518